Exhibit 10(a)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of March 13, 2003 between CHURCHILL DOWNS INCORPORATED, a Kentucky corporation (“Company”) and THOMAS H. MEEKER (the “Executive”).

WHEREAS, the Board of Directors of Churchill Downs Incorporated (the “Board), has determined that it is in the best interest of the Company and its shareholders, to retain the Executive as its President and Chief Executive Officer; and

WHEREAS, the Executive is currently willing and competent to serve the Company as its President and Chief Executive Officer under the terms and conditions of this Employment Agreement (the “Agreement”).

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                       Employment.  The Company hereby employs the Executive, and the Executive hereby accepts employment, in the capacity of President and Chief Executive Officer of the Company.  Subject to the general direction, approval and control of the Board, the Executive shall exert his best efforts and devote his full time and attention to the business and affairs of the Company.  The Executive shall be in complete charge of the operation of the Company, shall have all powers and responsibilities as provided in the Company’s current bylaws attendant to the position of President and Chief Executive Officer, and shall have full authority and responsibility for formulating and executing the business policies and managing and supervising the business of the Company in all respects.  At all time during the Term or any Renewal Term (both hereinafter defined) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with those held, exercised and assigned on the date this Agreement was first executed.  The Executive’s office shall be located at the Company’s headquarters in Louisville, Kentucky.  Further, at no time during the term or any renewal term shall the Executive’s office be located more than 35 miles from 700 Central Avenue, Louisville, Kentucky.

2.                                       Term.  The term of this Employment Agreement shall be for three (3) years commencing on the date hereof unless terminated earlier as herein provided (the “Term”).  The term of this Agreement shall be automatically renewed for three (3) year periods at the end of each of the Company’s fiscal years unless the Board determines affirmatively not to so renew this Agreement not later than ninety (90) days prior to the end of such fiscal year (the “Renewal Term”).  If the Board of Directors elects not to renew this Agreement, the Executive shall retain his position for the balance of the existing three-year Term or the Renewal Term, as the case may be.

3.                                       Compensation and Perquisites.  During the Term and any Renewal Term:

A.                                   Base Salary.  As compensation for the services rendered by the Executive hereunder, the Company shall pay to the Executive a base salary of $450,000 a year, payable in arrears in semi-monthly installments (the “Base Salary”). Base Salary adjustments, if any, shall be made, in the discretion of the Board of Directors, at any time, but in no event may the Executive’s Base Salary be reduced below that paid in the preceding year.  All payments or other compensation to the Executive shall be subject to appropriate withholding.

B.                                     Incentive Compensation. In addition to any other compensation provided under this Agreement, the Executive shall be entitled to participate in any Company sponsored annual or long-term, cash or equity based, incentive plan or other such arrangement, now in existence or hereafter created, made available to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  The plans currently in existence include:  The Incentive Compensation Plan, Long Term Incentive Compensation Plan, Stock Option Plan and the Deferred Compensation Plan.  The Company may, from time to time, amend the provisions of these plans prospectively.

C.                                     Travel and Entertainment Expenses. The Company shall reimburse the Executive for all reasonable and necessary travel and other out-of-pocket expenses incurred by him in the performance of his duties. The Company shall pay the Executive’s reasonable travel and entertainment expenses and other reasonable expenses incurred on behalf of the Company’s business. The Company also shall pay for such expenses for the Executive’s wife when she travels with him on the Company’s business. The Executive shall present to the Company on a timely basis an itemized account of such expenses in such form as may be required by the Company and the reimbursement of such expenses shall be subject to the customary policies of the Company.

D.                                    Supplemental Benefit Plan. The Company shall provide the Executive various retirement benefits under the provisions of the Company’s Supplemental Benefit Plan as described in Exhibit A attached hereto.  The Company may, from time to time, amend the Supplemental Benefit Plan prospectively.

E.                                      Automobile. The Company shall provide the Executive with an automobile and shall pay for maintenance, repairs, insurance and all operating costs incident thereto.

F.                                      Life Insurance. The Company shall provide the Executive a $250,000 life insurance policy with a reputable and responsible insurance company acceptable to the Company and the Executive, with all premiums being paid by the Company.

G.                                     Dues. The Company shall pay for the Executive’s dues for one country club and for all appropriate professional or business associations to which he may belong.

4.                                       Other Employee Benefits.

A.                                   Welfare Benefit Plans.  During the Term and any Renewal Term, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, disability, group life, accidental death) to the extent applicable generally to other executives of the Company.

B.                                     Profit Sharing Plan.  During the Term and any Renewal Term, the Executive shall be entitled to participate in the Company’s 401 (k) Profit Sharing Plan or any other similar plan, program, policy or practice generally made available to other executives of the Company.

C.                                     Health Insurance.  During the Term and any Renewal Term, the Company shall provide the Executive and his wife, as the case may be, major medical and health insurance coverage consistent with that provided to other employees of the Company. All premiums shall be paid by the Company.

D.                                    Vacation.  the Executive shall be awarded paid time off (PTO) consistent with the Company’s then established policy.  The Executive shall consult with the Chairman of the Board prior to scheduling PTO days.

5.                                       Termination of Employment.

A.                                   Termination Due to Death.  In the event of the Executive’s death during the Term or any Renewal Term, the Executive’s estate or his beneficiaries, as the case may be, shall be entitled to receive:

(1)                                  Base Salary through the date of death;

(2)                                  Any pro rata annual bonus for the year in which the Executive’s death occurs, based, at a minimum, on the Target Bonus (as defined in any Incentive Compensation Plan maintained by the Company at that time) but calculated as provided for in the Plan and subject to and payable in accordance with the customary practices of the Company for other executives;

(3)                                  The balance of any annual or long-term cash incentive awards, if any, earned but not yet paid pursuant to any Long Term Incentive Compensation Plan maintained by the Company in which the Executive participated at the time of his death, subject to and payable in accordance with the plan and the customary practices of the Company for other executives;

(4)                                  All outstanding stock option, restricted stock or other equity based award at the time of death shall be governed by the applicable plan or agreement maintained by the Company;

(5)                                  All accrued vacation or PTO pay due to the Executive; and

(6)                                  Any other benefits or payments due to the Executive under and subject to applicable plans or programs maintained by the Company in which the Executive participated at the time of his death, including without limitation, any benefits due under the Supplemental Benefit Plan.

B.                                      Termination Due to Disability.  If the Executive shall become disabled (as defined by law) during the Term or any Renewal Term, he shall be entitled to the payment of his Base Salary and benefits being paid or provided at the time of the commencement of such disability and such shall continue for the duration of such disability but in no event for a period longer than six (6) consecutive months or an aggregate of six (6) months in any 12-month period.  If such disability continues for a period of six (6) consecutive months, the Company, at its option, may thereafter, upon written notice to the Executive or his personal representative, terminate his employment.  For purposes of this Agreement, “disability” shall mean a mental or physical illness or condition rendering the Executive incapable of performing his normal duties with the Company and cannot be reasonably accommodated.  If a termination occurs on account of a disability, the Executive shall be entitled to receive:

(1)                                  Base Salary through the date of termination;

(2)                                  A pro rata annual bonus for the year in which the Executive’s termination occurs, based, at a minimum, on the Target Bonus (as defined in any Incentive Compensation Plan maintained by the Company at that time) but calculated as provided for in the Plan and subject to and payable in accordance with the customary practices of the Company for other executives;

(3)                                  The balance of any annual or long-term cash incentive awards, if any, earned but not yet paid pursuant to any Long Term Incentive Compensation Plan maintained by the Company in which the Executive participated at the time of his termination subject to and payable in accordance with the Plan and the customary practices of the Company for other executives;

(4)                                  All outstanding stock option, restricted stock or other equity based award at the time of termination shall be governed by the applicable plan or agreement maintained by the Company;

(5)                                  All accrued vacation or PTO pay due to the Executive; and

(6)                                  Any other benefits or payments due to the Executive under and subject to applicable plans or programs maintained by the Company, including without limitation, any benefits due under the Supplemental Benefit Plan.

C.                                     Termination for Cause.  The Company may terminate the Executive’s employment during the Term or any Renewal Term for cause.  For purposes of this Agreement, “Cause” shall mean:  (i) the willful and continued failure of the Executive to perform substantially the duties of president and chief executive officer (other than any such failure resulting from incapacity due to disability), after a written demand for substantial performance improvement is delivered to the Executive by the Chairman of the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the duties of president and chief executive officer, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Company.   For purposes of this paragraph, no act or failure to act, on the part of the Executive , shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon specific authority given pursuant to a resolution duly adopted by the Board or upon instructions of the Chairman of the Board or based upon the advice of counsel of the Company which the Executive honestly believes is within such counsel’s competence shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In the event the Company terminates the Executive for cause, he shall be entitled to receive:

(1)                                  Base Salary through the date of termination;

(2)                                  The balance of any annual or long term awards, if any, earned but not yet paid pursuant to any Long Term Incentive Compensation Plan maintained by the Company in which the Executive participated at the time of his termination subject to and payable in accordance with the Plan and the customary practices of the Company for other executives; and

(3)                                  Any other benefits or payments due to the Executive under and subject to applicable plans or programs maintained by the Company in which the Executive participated at the time of termination, including without limitation, any benefits due under the Supplemental Benefit Plan.

D.                                    Termination Without Cause or By Constructive Termination.

(1)                                  Termination Without Cause.  The Company may terminate the Executive’s employment with the Company, other than pursuant to Paragraphs 5.A, 5.B, or C, or through non-renewal of the Agreement under Paragraph 2, and such termination shall be deemed a termination “without cause.”

(2)                                  Constructive Termination.  The Executive may, in his sole discretion, terminate his employment with the Company by virtue of the Company’s Constructive Termination of his employment.  For purposes of the Agreement, “Constructive Termination” shall mean:  (i) The assignment to the Executive of any duties inconsistent in any material respect with those of the president and chief executive officer (including status, office, title and reporting requirements), or the authority, duties or responsibilities as contemplated by Paragraph 1 of this Agreement, or any other diminution in any material respect in such position, authority, duties or responsibilities unless agreed to by the Executive; (ii) the Company’s requiring the Executive to be based at any office or location other than as provided in Paragraph 1 hereof; (iii) reduction of Base Salary or material reduction of other compensation or perquisites described in Paragraph 3; (iv) a reduction in the Executive’s Other Employee Benefits including incentive opportunities, benefits or perquisites described in Paragraph 4 unless other senior executives suffer a comparable reduction; and (v) any purported termination of the Executive’s employment under this Agreement by the Company for other than pursuant to Paragraphs 5.A, 5.B or 5.C or through non-renewal of the Agreement under Paragraph 2.  Prior to the Executive’s right to terminate this Agreement, he shall give written notice to the Company of his intention to terminate his employment on account of a Constructive Termination.  Such notice shall state in detail the particular act or acts of the failure or failures to act that constitute the grounds on which the Executive’s Constructive Termination is based and such notice shall be given within six (6) months of the occurrence of the act or acts or the failure or failures to act which constitute the grounds for the Constructive Termination.  The Company shall have sixty (60) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible.

(2)                                  Severance Benefits Due Upon Termination Without Cause or Constructive Termination.  In the event the Executive’s employment is terminated by the Company without Cause, other than due to Disability or death, or in the event there is a Constructive Termination, the Executive shall be entitled to the following benefits and payments (the “Severance Benefits”):

a.                                       Base Salary, at the monthly rate in effect on the date of termination of the Executive’s employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination, then the Base Salary in effect immediately prior to such reduction), payable each month in arrears for a period of thirty-six (36) months following the date of termination (the “Severance Period”); provided, however, the Company may pay him the present value of such salary continuation payments in a lump sum using, as the discount rate, the federal rate for short-term Treasury obligations as published by the Internal Revenue Service for the month in which such termination occurs;

b.                                      Any pro rata annual bonus for the year in which the Executive’s termination occurs, based, at a minimum, on the Target Bonus (as defined in an Incentive Compensation Plan maintained by the Company at that time) but calculated as provided for in the Plan and subject to and payable in accordance with the Plan and the customary practices of the Company for other executives;

c.                                       An amount equal to one-twelfth (1/12) of the greater of (i) any Target Bonus amount for the year in which the termination occurs or the highest annual bonus paid to the Executive within the past three years of employment with the Company which shall be payable each month over the Severance Period, provided that the Company may pay him the present value of such bonus amount in a lump sum using, as the discount rate, the federal rate for short-term Treasury obligations as published by the Internal Revenue Service for the month in which such termination occurs;

d.                                      The balance of any annual or long-term cash incentive awards, if any, earned (but not yet paid) subject to and pursuant to the terms of the applicable plan or program maintained by the Company and in which the Executive participated at the time of the termination;

e.                                       Any outstanding stock option, restricted stock or other similar equity based award shall be governed by the applicable plan or agreement maintained by the Company;

f.                                         Continued participation in all life insurance coverage and in other employee benefits described in Paragraph 4, above in which the Executive participated from the date of termination until the end of the Severance Period; provided however, the Company’s obligation under this Paragraph 5.D.(3).f. shall be reduced or eliminated, as applicable, to the extent that the Executive receives similar coverage and/or benefits under plans and programs of a subsequent employer; and provided, further, that if the Executive is precluded, by operation of law, from continuing his participation in any employee benefit plan or program as provided in this Paragraph 5.D.(3).f, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate;

g.                                      Any other benefit or perquisite made available to him by the Company as of the date of termination with such benefit or perquisite continuing to be provided to the Executive during the first year subject to the terms and conditions thereof; and

h.                                      All benefits due under any Supplemental Benefit Plan which benefits, subject to the terms and conditions of the Plan, shall be paid commencing upon the ending date of the Severance Period and the benefits calculated as though the Executive had been employed by the Company during the Severance Period.

E.                                      Termination of Employment Following a Change of Control.

If, within two (2) years following a Change of Control in the Company, as that term is defined below, the Company terminates his employment without Cause (other than due to death or Disability) or there is a Constructive Termination, the Executive shall be entitled to the Severance Benefits set forth in Paragraph 5.D., above, provided that all cash payments due to the Executive shall be paid in a lump sum without any discount.  All accrued benefits and payments under such plans and programs shall be paid as a lump-sum cash payment.  Said payment shall be made within thirty (30) days following the date of termination under this Paragraph 5.E.

(1)                                  Definition.  For purposes of this Agreement, a Change in Control shall be deemed to have occurred on the happening of the first of the following events (the “Effective Date”):

(i)                                     excluding entities owned by Richard L. Duchossois and/or his immediate family members, the acquisition by any individual, entity or group (within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Securities  Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of    Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding voting securities of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

(ii)                                  individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)                               consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction), in each case, unless, immediately following such Corporate Transaction, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then Outstanding Shares of Common Stock of the Company resulting from such Corporate Transaction or the Outstanding Voting Securities of the Company except to the extent that such ownership existed prior to the Corporate Transaction and (c) at least a majority of the members of the Board of Directors of the Company resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial plan or of the action of the Board, providing for such Corporate Transaction; or

(iv)                              approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(v)                                 Notwithstanding the foregoing, actions taken in compliance with the Shareholder’s Agreement dated as of September 8, 2000, among the Company, Duchossois Industries, Inc. and subsequent signatories thereto, as amended from time to time, shall not be deemed a Change in Control.

(2)                                  Gross Up Payment.  In the event this Agreement is terminated by the Executive, the Company terminates the Agreement without Cause or there is a Constructive Termination within two (2) years following a Change of Control, as defined above, and all Severance Benefits made or provided to the Executive under this Paragraph 6 and under all other plans and programs of the Company (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, as amended, the Company shall pay to the Executive, prior to the time any excise tax imposed by section 4999 of the Internal Revenue Code (the “Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all federal, state and local income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment.  The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Paragraph 5.E. shall be made by an independent auditor (the

“Auditor”) jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not acted in any way on behalf of the Company.  If the Executive and Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those firms shall jointly select the accounting firm to serve as the Auditor.

F.                                      Retirement by The Executive.  During the Term of this Agreement and any Renewal Term, the Executive may, on his own initiative, elect to retire by giving the Company not less than ninety (90) days prior written notice of the effective date of his retirement.  Any such retirement shall not be deemed to be a breach by the Executive of this Agreement.  In such event, the Executive shall be entitled to receive:

(1)                                  Base Salary through the date of retirement;

(2)                                  Any pro rata annual bonus for the year in which the Executive’s retirement occurs, based, at a minimum, on the Target Bonus (as defined in any Incentive Compensation Plan maintained by the Company at that time) but calculated as provided for in the Plan and subject to and payable in accordance with the Plan and the customary practices of the Company for other executives;

(3)                                  The balance of any annual or long-term cash incentive awards, if any, earned but not yet paid pursuant to any Long Term Incentive Compensation Plan maintained by the Company in which the Executive participated at the time of retirement, payable in accordance with the Plan and the customary practices of the Company for other executives;

(4)                                  All outstanding restricted stock, stock option or other equity based award at the time of retirement shall be governed by the applicable plan or agreement maintained by the Company;

(5)                                  All accrued vacation or PTO pay due to the Executive;

(6)                                  All benefits due under and subject to the Supplemental Retirement Plan maintained by the Company; and

(7)                                  Any other benefits or payments due to retirees under and subject to applicable plans or programs maintained by the Company in which the Executive participated at the time of his retirement.

G.                                     No Obligation to Mitigate; No Right to Offset.  In the event of any termination of employment under the this Paragraph 5, the Executive shall be under no obligation to seek other employment and, except as specifically provided herein, there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain or for any claims the Company may have against the Executive except claims for breach or violation of Paragraphs 8 or 9 of this Agreement.

H.                                    Nature of Severance Benefits.  All Severance Benefits due and payable under this Agreement are considered to be reasonable by the Company and are not in the nature of a penalty.

I.                                         Stock Options.  The Company and the Executive acknowledge that the Company intends to amend the Company’s 1997 Stock Option Plan, as currently amended, subject to the approval of the Company’s shareholders.  The Company shall submit a proposed amended stock option plan to the Company’s shareholders at the 2003 shareholder’s annual meeting.  The proposed stock option plan shall contain provisions that allow the Executive to exercise his options upon retirement subject to applicable laws, so long as there are no adverse financial consequences to the Company.

J.                                        Exclusivity of Severance Benefits.  Upon the termination of the Executive’s employment, he shall not be entitled to any other severance or other payments or severance or other benefits from the Company, other than as provided under the terms of this Agreement. Nor shall the Executive have any right to any payments by the Company on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided under this Agreement, it being the intention of the parties that such payments and benefits shall be the Executive’s sole and exclusive remedy.

6.                                       Release of Claims.  As a condition of the Executive’s entitlement to Severance Benefits under this Agreement, the Executive shall, on the date of his termination, execute a release of claims substantially in the form set forth in Exhibit B, attached hereto.

7.                                       Termination at Will.  Notwithstanding anything herein to the contrary, the Executive’s employment with the Company is terminable at will with or without Cause or notice; provided, however, that a termination of the Executive’s employment shall be governed by the terms and conditions of this Agreement.

8.                                       Restrictive Covenants.  For and in consideration of the compensation and benefits to be provided by the Company hereunder, and further in consideration of the Executive’s exposure to and knowledge of the proprietary information of the Company, the Executive agrees that he shall not, during the Term or Renewal Term and for a period of two (2) years following any termination of employment, engage in any of the activities or take any action inconsistent with the provisions set forth below.

A.                                   Non Competition.  For any reason, without the express written approval of the Board of Directors of the Company, the Executive shall not, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected or associated in any manner, including, but not limited to, holding the positions of officer, director, manager, shareholder, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise; provided, however, that the Executive may invest in stocks, bonds, or other securities of any corporation or other entity (but without participating in the business thereof) if such stocks, bonds, or other securities are listed for trading on a national stock exchange and the Executive’s investment does not exceed 5% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding.  “Competing Enterprise “ shall mean and be limited to any entity whose principal business involves the operation of a pari-mutuel or casino gaming business within the continental United States.

B.                                     Nonsolicitation.  For any reason, without the express written approval of the Board of Directors of the Company, the Executive shall not (i) directly or indirectly, in on or a series of transactions, recruit, solicit or otherwise induce or influence any employee of the Company to terminate his or her employment with the Company or, (ii) employ or seek to employ or cause any Competing Enterprise to employ or seek to employ any employee of the Company.

9.                                       Confidential Information.   At no time shall the Executive divulge or furnish to anyone (other than the Company or any persons employed by or designated by the Company) any knowledge or information of any type whatsoever of a confidential or proprietary nature obtained by the Executive during his employment with the Company, including, without limitation, all types of trade secrets, contractual information or non-public financial or other information regarding the Company.

10.                                 Attorneys’ Fees.  In the event any person or entity causes or attempts to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute litigation seeking to have this Agreement declared unenforceable, or take, or attempt to take, any action to deny the Executive the benefits intended under this Agreement, then, in such event, the Company irrevocably authorizes the Executive to retain counsel of his choice at the sole expense of the Company to represent the Executive in connection with the initiation or defense of any litigation or other legal action in connection with the enforcement of the terms of this Agreement.  All expenses shall be fully paid by the Company if the Executive prevails in the final, binding, non-appealable outcome of the litigation or other legal action.  The Company agrees to reimburse the Executive for his expenses under this Paragraph 10 on a regular basis upon presentation by the Executive of a statement prepared by such counsel in accordance with the customary practices, up to a maximum aggregate amount of $500,000.  The Executive agrees to repay all reimbursed expenses under this Paragraph 10 in the event the Company prevails in the final, binding, non-appealable outcome of the litigation or other legal action.

11.                                 Successors; Binding Agreement.

A.                                   To the Company. The Company may assign this Agreement and shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

B.                                     To the Executive. This Agreement is personal to the Executive and may not be assigned by the Executive.  All rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless other otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee designated by the Executive and communicated to the Company or, if there be no such designee, to the Executive’s estate.

12.                                 Notices.   All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:

Churchill Downs Incorporated

Attention: General Counsel
700 Central Avenue

Louisville, Kentucky 40208

To the Executive:	Thomas H. Meeker
1110 Red Fox Road
Louisville, Kentucky 40205

13.                                 Amendment or Modification; Waiver.  No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board of Directors of the Company or any authorized committee of the Board of Directors and shall be agreed to in writing, and signed by the Executive and by a duly authorized officer of the Company.  Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

14.                                 Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

15.                                 Survival.  The respective rights and obligations of the parties to this Agreement shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

16.                                 Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.  The parties agree that any litigation involving this Agreement shall be brought in Jefferson County, Kentucky Circuit Court or the United States District Court, Western District of Kentucky and hereby waive any objection to the jurisdiction or venue of such courts.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

CHURCHILL DOWNS INCORPORATED

By:	/s/Craig J. Duchossois

EXECUTIVE

/s/Thomas H. Meeker
Thomas H. Meeker